UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (Amendment No. _____)*

                                  RETALIX LTD.
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                                (Name of Issuer)

                 Ordinary Shares, Nis 1.00 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    M8215W109
                        --------------------------------
                                 (CUSIP Number)

                                 March 27, 2007
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[_]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. M8215W109                                          Page 2 of 9
-------------------                                          -------------------

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1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Prisma Investment House Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [_]
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
  NUMBER OF        -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            1,556,313 Ordinary Shares (*)
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING             -
   PERSON          -------------------------------------------------------------
    WITH           8    SHARED DISPOSITIVE POWER
                        1,556,313 Ordinary Shares (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     - (*)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)    [X]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     -
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     CO
--------------------------------------------------------------------------------

(*) The securities reported herein are beneficially owned by mutual funds and provident funds managed by Prisma Mutual Funds Ltd., Prisma Provident Funds Ltd. and Prisma New Provident Funds Ltd. (the "Subsidiaries"), each of which is a wholly-owned subsidiary of Prisma Investment House Ltd. The Subsidiaries hold the investment power and the voting power over such securities. Any economic interest or beneficial ownership in any of the securities covered by this report is held for the benefit of the unit holders of the mutual funds or for the benefit of the members of the provident funds, as the case may be.

-------------------                                          -------------------
CUSIP No. M8215W109                                          Page 3 of 9
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Prisma Mutual Funds Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
  NUMBER OF        -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            474,523 Ordinary Shares
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING             -
   PERSON          -------------------------------------------------------------
    WITH           8    SHARED DISPOSITIVE POWER
                        474,523 Ordinary Shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     474,523 Ordinary Shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)    [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     2.45%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     CO
--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP No. M8215W109                                          Page 4 of 9
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Prisma Provident Funds Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
  NUMBER OF        -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            790,314 Ordinary Shares
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING             -
   PERSON          -------------------------------------------------------------
    WITH           8    SHARED DISPOSITIVE POWER
                        790,314 Ordinary Shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     790,314 Ordinary Shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)    [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     4.09%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     CO
--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP No. M8215W109                                          Page 5 of 9
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Prisma New Provident Funds Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
  NUMBER OF        -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            291,476 Ordinary Shares
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING             -
   PERSON          -------------------------------------------------------------
    WITH           8    SHARED DISPOSITIVE POWER
                        291,476 Ordinary Shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     291,476 Ordinary Shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)    [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     1.51%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     CO
--------------------------------------------------------------------------------

                                                             -------------------
                                                             Page 6 of 9
                                                             -------------------

Item 1(a) NAME OF ISSUER:

          Retalix Ltd.

Item 1(b) ADDRESS OF ISSUER'S PRINCIPLE EXECUTIVE OFFICES:

          10 Zarhin Street, P.O. Box 2282, Ra'anana, Israel 43000

Item 2(a) NAME OF PERSON FILING:

               1.   Prisma Investment House Ltd.

               2.   Prisma Mutual Funds Ltd.

               3.   Prisma Provident Funds Ltd.

               4.   Prisma New Provident Funds Ltd.

          The securities reported herein are beneficially owned by mutual funds and provident funds managed by Prisma Mutual Funds Ltd., Prisma Provident Funds Ltd. and Prisma New Provident Funds Ltd. (the "Subsidiaries"), each of which is a wholly-owned subsidiary of Prisma Investment House Ltd.

Item 2(b) ADDRESS OF PRINCIPLE BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          Prisma Investment House Ltd. - Sonol Tower, 52 Menachem Begin Road, Tel Aviv 67137, Israel

          Prisma Mutual Funds Ltd. - Beit Zion, 41-45 Rothschild Blvd., Tel Aviv 65784, Israel

          Prisma Provident Funds Ltd. - Sonol Tower, 52 Menachem Begin Road, Tel Aviv 67137, Israel

          Prisma New Povident Funds Ltd. - Sonol Tower, 52 Menachem Begin Road, Tel Aviv 67137, Israel

Item 2(c) CITIZENSHIP:

          Prisma Investment House Ltd. - Israel

          Prisma Mutual Funds Ltd. - Israel

          Prisma Provident Funds Ltd. - Israel

          Prisma New Provident Funds Ltd. - Israel

Item 2(d) TITLE OF CLASS OF SECURITIES:

          Ordinary Shares, NIS 1.00 par value per share

Item 2(e) CUSIP Number: M8215W109

                                                             -------------------
                                                             Page 7 of 9
                                                             -------------------

Item 3    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B):

Item 4    OWNERSHIP:

(a)       AMOUNT BENEFICIALLY OWNED:

          See row 9 of cover page of each reporting person. The Subsidiaries hold the investment power and the voting power over the securities owned by the mutual funds and the provident funds. Any economic interest or beneficial ownership in any of the securities covered by this report is held for the benefit of the unit holders of the mutual funds or for the benefit of the members of the provident funds, as the case may be.

(b)       PERCENT OF CLASS:

          See row 11 of cover page of each reporting person

(c)       NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)  SOLE POWER TO VOTE

               See row 5 of cover page of each reporting person

          (ii) SHARED POWER TO VOTE

               See row 6 of cover page of each reporting person and note in Item 4(a) above

          (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

               See row 7 of cover page of each reporting person

          (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

               See row 8 of cover page of each reporting person and note in Item 4(a) above

Item 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the reporting persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following N.A.

Item 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          N.A.

                                                             -------------------
                                                             Page 8 of 9
                                                             -------------------

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          N.A.

Item 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          N.A.

Item 9    NOTICE OF DISSOLUTION OF THE GROUP:

          N.A.

Item 10   CERTIFICATION:

          N.A.

                                                             -------------------
                                                             Page 9 of 9
                                                             -------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

May 7, 2007

                                                 PRISMA INVESTMENT HOUSE LTD.

                                                 /s/ Dov Kotler
                                                 --------------
                                                 By: Dov Kotler
                                                 Title: CEO


                                                 PRISMA MUTUAL FUNDS LTD.

                                                 /s/ Golan Sapir
                                                 ---------------
                                                 By: Golan Sapir
                                                 Title: CEO



                                                 PRISMA PROVIDENT FUNDS LTD.


                                                 /s/ Ezra Attar
                                                 --------------
                                                 By: Ezra Attar
                                                 Title: CEO


                                                 PRISMA NEW PROVIDENT FUNDS LTD.


                                                 /s/ Ezra Attar
                                                 --------------
                                                 By: Ezra Attar
                                                 Title: CEO

                                  EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION

Exhibit 1      Agreement of Joint Filing

                                    EXHIBIT 1

The undersigned hereby agree that the statement on Schedule 13G with respect to the Ordinary Shares of Retalix Ltd. dated as of May 7, 2007 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned, shall be filed on behalf of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

May 7, 2007

                                                 PRISMA INVESTMENT HOUSE LTD.

                                                 /s/ Dov Kotler
                                                 --------------
                                                 By: Dov Kotler
                                                 Title: CEO


                                                 PRISMA MUTUAL FUNDS LTD.

                                                 /s/ Golan Sapir
                                                 ---------------
                                                 By: Golan Sapir
                                                 Title: CEO



                                                 PRISMA PROVIDENT FUNDS LTD.


                                                 /s/ Ezra Attar
                                                 --------------
                                                 By: Ezra Attar
                                                 Title: CEO


                                                 PRISMA NEW PROVIDENT FUNDS LTD.


                                                 /s/ Ezra Attar
                                                 --------------
                                                 By: Ezra Attar
                                                 Title: CEO